Exhibit 99.1

Columbia Sportswear Company Reports Record Second Quarter 2003 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--July 23, 2003--Columbia
Sportswear Company (Nasdaq:COLM):

    Highlights:

    -- Global sales increased a solid 22.5 percent to a second quarter record of $152.1 million.

    --  On a constant dollar basis, consolidated sales increased by
        17.8 percent in the second quarter.

    -- Net income increased 25.3 percent to $9.4 million, a second quarter record, or $0.23 per diluted share, vs. $0.19 last year.

    -- Full year 2003 net income guidance raised to 10 percent to 12 percent year over year growth.

    -- The Company plans to construct a Midwestern U.S. footwear distribution center.

    Columbia Sportswear Company (Nasdaq: COLM), a global leader in the active outdoor apparel and footwear industries, today announced record second quarter net sales of $152.1 million for the quarter ended June 30, 2003, an increase of 22.5 percent over net sales of $124.2 million for the same period of 2002. The Company reported record net income for the second quarter of $9.4 million, a 25.3 percent increase over net income of $7.5 million for the same period of 2002. Earnings per share for the second quarter of 2003 were $0.23 (diluted) on 40.6 million weighted average shares, compared to earnings per share of $0.19 (diluted) for the second quarter of 2002 on 40.1 million weighted average shares.
    Compared to the second quarter of 2002, U.S. sales increased by
4.1 percent to $90.5 million, Canadian sales increased by 52.8 percent to $11.0 million, European sales increased by 37.8 percent to $20.4 million and Other International sales increased 97.4 percent to reach $30.2 million for the second quarter of 2003. International distributor sales, including Russia, accounted for the majority of the growth in the Other International sales category.
    When measured in constant dollar terms, Canadian sales grew by
38.3 percent, European sales increased by 10.4 percent, and Other International sales increased 92.5 percent for the second quarter of 2003. Consolidated net sales for the second quarter of 2003 increased
17.8 percent to $146.3 million in constant dollars, when compared to the same period of last year.
    Outerwear sales increased 13.9 percent to $46.7 million, sportswear sales increased 13.3 percent to $68.8 million, footwear sales increased 60.8 percent to $28.3 million, and accessories sales increased 18.4 percent to $5.8 million, when compared to the second quarter of 2002. Mountain Hardwear, our newly acquired subsidiary, contributed $6.3 million in sales during the second quarter. Equipment sales, a new category consisting of tents and sleeping bags sold by Mountain Hardwear, were $2.5 million in the quarter.
    Net income expanded 25.3 percent to a second quarter record $9.4 million. Net income growth was primarily the result of operating margin leverage generated from strong sales growth, particularly the expansion of our international distributor revenue base which carries minimal SG&A costs.
    Tim Boyle, Columbia's president and chief executive officer, commented, "We are excited with our solid second quarter results, demonstrating the expanding acceptance of our brands in key markets worldwide. Second quarter results were bolstered by healthy footwear and sportswear sales, categories where we see significant growth opportunities, validating our strategies to further develop these product categories and illustrating the growing global popularity of our products on a year-round basis. Based on the brand's comparative performance during the spring 2003 season and improvements for the spring 2004 product lines, we are currently optimistic about the opportunity to grow the spring 2004 business. As is customary, we will announce our consolidated spring 2004 order backlog as a component of our third quarter release on October 23rd, 2003."

    Midwestern U.S. Distribution Center

    In anticipation of continuing growth of the Company's U.S. footwear business, and more specifically, Columbia's migration to being a year-round footwear resource for our customers, the Company plans to construct a distribution center focused on the footwear category located in the Midwestern U.S. The facility will improve proximity to major customers and should help facilitate footwear reorders. Nearly half of the U.S. population and approximately 45 percent of retail sales would be located within two standard shipping days of a Midwest facility. The state of the art distribution center is expected to be approximately 400,000 sq. ft., cost an estimated $40 million, and begin operating in 2005. While it will be constructed with a specific focus on footwear, it will be designed and engineered to support other product lines for our brands as well.

    Guidance

    Boyle continued, "At this point, we believe that our strategies will enable us to generate third quarter 2003 revenue growth of 9 percent to 11 percent and net income growth of 4 percent to 6 percent as compared to the third quarter of 2002. For the full year 2003, we continue to believe that our strategies will enable us to generate revenue growth of between 12 percent and 14 percent when compared to 2002 revenue, and we are raising our guidance for net income growth to 10 percent to 12 percent for the full year."
    The Company will host a conference call to elaborate on second quarter 2003 results on Wednesday, July 23 at 5 p.m. Eastern. The call will include discussions regarding the Company's second quarter 2003 performance in general, the Company's geographic and merchandise category performance, and the Company's future opportunities. To participate, please dial 800-358-8449 in the United States (outside the United States, please dial 706-634-7408) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company's website at www.columbia.com. An audio replay will be available for 24 hours after the call has ended. To access, please dial 800-642-1687 in the United States (outside the United States, please dial 706-645-9291) and enter reservation # 3624344. The webcast can also be accessed on the investor information section of the Company's website at www.columbia.com until Aug. 15, 2003.
    Founded in 1938 in Portland, Ore., Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company's Web site at www.columbia.com.

    This press release contains forward-looking statements, including Boyle's statements regarding anticipated revenues and earnings in 2003 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2003, under the heading "Factors That May Affect Our Business and the Price of Our Common Stock," and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect future revenues, earnings and deliveries include, but are not limited to, business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of Company customers; the Company's ability to cost-effectively integrate Sorel and Mountain Hardwear into its existing operations; the Company's ability to effectively deliver its products to customers in a timely manner due to potential service interruptions; the Company's reliance on product acceptance by consumers; effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring which affects demand for the Company's products); dependence on independent manufacturers and suppliers; effectiveness of the Company's sales and marketing efforts; intense competition in the industry (which the Company expects to increase); the Company's ability to achieve and manage growth effectively; international risks including trade disruptions, political instability in foreign markets, exchange rate fluctuations, changes in quotas and tariffs or other duties; effective implementation and expansion of the Company's distribution facilities; operations of the Company's and third party computer systems; and the Company's ability to establish and protect its intellectual property. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release, to conform them to actual results or to changes in our expectations.

                     COLUMBIA SPORTSWEAR COMPANY

                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                       June 30,
                                                 ---------------------
                                                      2003       2002
                                                   --------   --------
 Current Assets:
   Cash and cash equivalents                     $ 158,817  $  71,569
   Accounts receivable, net                        128,244    103,144
   Inventories                                     181,646    170,695
   Deferred tax asset                               11,104     14,604
   Prepaid expenses and other current assets         9,762      4,720
                                                   --------   --------
       Total current assets                        489,573    364,732

 Property, plant and equipment, net                121,125    116,354
 Intangibles and other assets                       36,623      7,465
                                                   --------   --------
       Total assets                              $ 647,321  $ 488,551
                                                   ========   ========
 Current Liabilities:
   Notes payable                                 $   7,842  $  12,069
   Accounts payable                                 61,395     45,423
   Accrued liabilities                              25,713     23,539
   Current portion of long-term debt                 4,490      4,614
                                                   --------   --------
       Total current liabilities                    99,440     85,645

 Long-term debt                                     20,154     24,648
 Deferred tax liability                              6,872        946
 Shareholders' equity                              520,855    377,312
                                                   --------   --------
       Total liabilities and shareholders'
        equity                                   $ 647,321  $ 488,551
                                                   ========   ========


                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                              Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                              ------------------- -------------------
                                  2003      2002      2003      2002
                               --------  --------  --------  --------
Net sales                     $152,077  $124,195  $320,948  $267,494
Cost of sales                   87,358    70,101   179,485   152,249
                               --------  --------  --------  --------
  Gross profit                  64,719    54,094   141,463   115,245
                                  42.6%     43.6%     44.1%     43.1%

Selling, general, and
 administrative                 49,800    42,787   102,856    89,014
                               --------  --------  --------  --------
Income from operations          14,919    11,307    38,607    26,231
Interest (income) expense, net    (189)     (276)     (372)     (167)
                               --------  --------  --------  --------
Income before income tax        15,108    11,583    38,979    26,398
Income tax provision             5,665     4,047    14,617     9,899
                               --------  --------  --------  --------
Net income                    $  9,443  $  7,536  $ 24,362  $ 16,499
                               ========  ========  ========  ========

Net income per share:
  Basic                       $   0.24  $   0.19  $   0.61  $   0.42
  Diluted                         0.23      0.19      0.60      0.41
Weighted average shares
 outstanding:
  Basic                         39,926    39,399    39,848    39,351
  Diluted                       40,644    40,127    40,446    40,046

    CONTACT: Columbia Sportswear Company
             David W. Kiser, 503/985-4584